Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-117654 on Form S-8 of our reports dated February 24, 2016, relating to the consolidated financial statements and financial statement schedules of Alliant Energy Corporation and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Alliant Energy Corporation for the year ended December 31, 2015, and our report dated June 24, 2015, relating to the financial statements of Alliant Energy Corporation 401(k) Savings Plan, appearing in the Annual Report on Form 11-K of Alliant Energy Corporation 401(k) Savings Plan for the year ended December 31, 2014.

/s/ Deloitte & Touche LLP
Milwaukee, Wisconsin
May 2, 2016